Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

TuHURA Biosciences, Inc.

(Exact Name of Registrant Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c), (f)(1) and (f)(3)	521,486(1)	N/A	$1,939,928(3)	0.00015310	$298.00

Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(c), (f)(1) and (f)(3)	3,476,567(2)	N/A	$6,604,786(4)	0.00015310	$1,011.19

Carry Forward Securities

Carry Forward Securities	N/A

	Total Offering Amounts				N/A	$8,544,714		$1,309.19

	Total Fees Previously Paid							$1,011.19

	Total Fee Offsets

	Net Fee Due							$298.00

(1)

Pursuant to terms of that certain Agreement and Plan of Merger, dated December 11, 2024, by and among TuHURA Biosciences, Inc., a Nevada corporation (“TuHURA”), Kineta, Inc., a Delaware corporation (“Kineta”), Hura Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of TuHURA (“Merger Sub I”), Hura Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of TuHURA (“Merger Sub II”), and Craig Philips, solely in his capacity as representative, agent and attorney-in-fact of the stockholders of Kineta (the “Original Merger Agreement”), as amended on May 5, 2025 pursuant to that certain First Amendment to Agreement and Plan of Merger (the “Amendment”, and the Original Merger Agreement as amended by the Amendment, the “Merger Agreement”), represents the increase of the maximum amount of shares of TuHURA Common Stock estimated to be issuable by TuHURA after giving effect to the Amendment upon the completion of the Mergers (defined below) following the proposed merger of Merger Sub I with and into Kineta, with Kineta surviving such merger as a wholly owned subsidiary of TuHURA (the “First Merger”), and, immediately following the First Merger, the surviving corporation of the First Merger merging with and into Merger Sub II, with Merger Sub II surviving such merger (the “Second Merger,” and together with the First Merger, the “Mergers”) as a wholly owned subsidiary of TuHURA. In connection with the filing of TuHURA’s registration statement on Form S-4 with the Securities Exchange Commission on February 7, 2025, TuHURA has already registered 3,476,567 shares of TuHURA Common Stock representing the estimated maximum number of shares of TuHURA Common Stock to be issued pursuant to the Original Merger Agreement (the “Initial Registered Shares”) (see footnote (2)), and as such, this number represents the difference between the new maximum shares of TuHURA Common Stock issuable to Kineta stockholders pursuant to the Merger Agreement upon the completion of the Mergers (the “New Shares”) and the Initial Registered Shares. Such difference results from the terms of the Merger Agreement which pursuant to the Amendment now calculates the estimated maximum number of shares of TuHURA Common Stock that is expected to be issued to be equal to the quotient of (a) Twenty Three Million Dollars ($23,000,000) (assuming no applicable deductions) divided by (b) $5.7528 (which represents the fixed TuHURA Common Stock value per share, as described in the joint proxy statement/prospectus forming a part of this registration statement), rounded down to the nearest whole share.

(2)

Represents the Initial Registered Shares, which was the then-maximum number of shares of TuHURA Common Stock previously registered by TuHURA issuable by TuHURA upon the completion of the Mergers. The Initial Registered Shares represented the estimated maximum number of shares of TuHURA Common Stock that is expected to be issued (or become issuable) to Kineta stockholders as consideration for the exchange of their shares of Kineta common stock, par value $0.001 per share, pursuant to the terms of the Original Merger Agreement which is equal to the quotient of (a) Twenty Million Dollars ($20,000,000) (assuming no applicable deductions) divided by (b) $5.7528 (which represents the fixed TuHURA Common Stock value per share, as described in the joint proxy statement/prospectus forming a part of this registration statement), rounded down to the nearest whole share.

(3)

Calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (a) $3.72, the average of the high and low prices per share of TuHURA Common Stock on the Nasdaq Capital Market on April 30, 2025, multiplied by 521,486 (which represents the New Shares, as described in footnote (1) above).

(4)

Calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the securities being registered was calculated based on the product of (a) $4.49, the average of the high and low prices per share of TuHURA Common Stock on the Nasdaq Capital Market on February 6, 2025, multiplied by (b) 3,476,567 (which represents the Initial Registered Shares, as described in footnote (2) above), minus $9,005,000 (the pre-Amendment estimated maximum amount of cash to be paid by TuHURA to Kineta stockholders in the Mergers).